Exhibit 99.4

EMPIRE RESORTS, INC.

39,606,201 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON APRIL 29, 2011, SUBJECT TO EXTENSION.

[             ] [  ], 2011

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by EMPIRE RESORTS, INC., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (“Common Stock”), as described in the Company’s prospectus dated [     ] [  ], 2011 (the “Prospectus”).  Holders of record of Common Stock at the close of business on March 28, 2011 (the “Record Date”) will receive at no charge non-transferable subscription rights (each, a “Subscription Right”) to purchase up to an aggregate of 39,606,201 shares of Common Stock at a subscription price of $0.8837 per share (the “Subscription Price”), for up to an aggregate purchase price of $35 million.

Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date, evidenced by a subscription certificate (the “Subscription Certificate”) registered in the stockholder’s name or in the name of the stockholder’s nominee. Each Subscription Right will entitle its holder to purchase 0.[     ] shares of Common Stock at the Subscription Price (the “Basic Subscription Right”).  Each Subscription Right also entitles the holder thereof to subscribe for additional shares of Common Stock that have not been purchased by other Subscription Rights holders pursuant to their Basic Subscription Rights, at the Subscription Price, if such holder has fully exercised its Basic Subscription Rights (the “Oversubscription Right”).  The Company will not issue fractional shares, but rather will round up or down the aggregate number of shares holders are entitled to receive to the nearest whole number.  See “The Rights Offering—Subscription Rights” in the Prospectus.

If you exercise the Oversubscription Right on behalf of beneficial owners of Subscription Rights, you will be required to certify to Continental Stock Transfer & Trust Company (the “Subscription Agent”) and the Company, in connection with the exercise of the Oversubscription Right, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting.  If an insufficient number of shares is available to fully satisfy all Oversubscription Right requests, the available shares will be distributed proportionately among holders who exercise their Oversubscription Right based on the number of shares each holder subscribed for under the Basic Subscription Right.  See “The Rights Offering—Subscription Rights” in the Prospectus.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1.      Prospectus;

2.      Form of Letter from the Company to its stockholders;

3.      Notice of Guaranteed Delivery;

4.      A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;

5.      Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights;

6.      Nominee Holder Certification Form; and

7.      Other Company Information.

Your prompt action is requested.  The Subscription Rights will expire at 5:00 P.M., New York City time, on April 29, 2011, subject to extension or earlier termination (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Certificate prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting the information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, by telephone at (212) 929-5500 (call collect) or (800) 322-2285 (toll-free) or by email at rightsoffer@mackenziepartners.com.

Sincerely,

Joseph A. D’Amato Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EMPIRE RESORTS, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.